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                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                          AQUA VIE BEVERAGE CORPORATION

                  [AMENDING THE CERTIFICATES OF DESIGNATIONS OF
                SERIES A, SERIES B AND SERIES C PREFERRED SHARES]


           Aqua Vie Beverage Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

           FIRST: That the Certificate of Incorporation of the Company is hereby amended by amending the Certificate of Designations of the Series A Preferred Shares filed October 8, 1998 to delete the last sentence of Section 5(e) and to insert immediately following the first sentence of Section 5(e) a new sentence reading in its entirety as follows:

           "If the Company at any time or from time to time effects a subdivision of the outstanding Series A Preferred Shares, the Conversion Rate then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company at any time or from time to time combines the outstanding shares of Series A Preferred Shares into a smaller number of shares, the Conversion Rate then in effect immediately before the combination shall be proportionately increased."

           SECOND: That the Certificate of Incorporation of the Company is hereby amended by amending the Certificate of Designations of the Series B Preferred Shares filed October 8, 1998 to delete the last sentence of Section 5(e) and to insert immediately following the first sentence of Section 5(e) a new sentence reading in its entirety as follows:

           "If the Company at any time or from time to time effects a subdivision of the outstanding Series B Preferred Shares, the Conversion Rate then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company at any time or from time to time combines the outstanding shares of Series B Preferred Shares into a smaller number of shares, the Conversion Rate then in effect immediately before the combination shall be proportionately increased."

           THIRD: That the Certificate of Incorporation of the Company is hereby amended by amending the Certificate of Designations of the Series C Preferred Shares filed October 8, 1998 to delete the last sentence of Section 5(e) and to insert immediately following the first sentence of Section 5(e) a new sentence reading in its entirety as follows:

           "If the Company at any time or from time to time effects a subdivision of the outstanding Series C Preferred Shares, the Conversion Rate then in effect immediately before that


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           subdivision shall be proportionately decreased, and conversely, if the Company at any time or from time to time combines the outstanding shares of Series C Preferred Shares into a smaller number of shares, the Conversion Rate then in effect immediately before the combination shall be proportionately increased."

           FOURTH: That the foregoing amendments were duly adopted by the Board of Directors and stockholders of the Company in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

           FIFTH: That this Certificate of Amendment shall be effective as of the date and time of its filing with the Secretary of State.

           IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this 4th day of November, 1998.



                                       AQUA VIE BEVERAGE CORPORATION



By: /s/ JOHN COOPER
   ---------------------------------
   John Cooper, Jr., Secretary

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